EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-175526 on Form S-8 of our report dated May 31, 2019, relating to the financial statements and supplemental schedule and supplementary information by fund of the Allstate 401(k) Savings Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 31, 2019